Exhibit 99.1

Ocean Power Technologies Announces Second Quarter FY2021 Results

Investor Conference Call and Webcast on December 8, 2020, at 11:00 A.M. ET

MONROE TOWNSHIP, N.J., December 7, 2020 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (Nasdaq: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced financial results for the second quarter of fiscal year 2021 ended October 31, 2020.

Recent Operational Highlights

●	Signed contract with Adams Communications & Engineering Technology (ACET) to evaluate a PB3 PowerBuoy® solution to support the U.S. Navy’s Naval Postgraduate School’s Sea, Land, Air, Military Research (SLAMR) Initiative.
●	Received DeepStar® project award to study deployment and operational requirements of utilizing OPT’s PB3 PowerBuoy® to provide remotely controllable zero carbon power for deepwater subsea oil production applications.
●	Deployed the OPT Marine Surveillance System on a hybrid PowerBuoy® off the New Jersey coast for advanced testing and demonstration.
●	Expanded OPT’s commercial European presence with oil and gas industry veteran Jorge Franco joining as Regional Sales Representative, based in Spain.
●	Executed a new Common Stock Purchase Agreement with Aspire Capital to sell up to $12.5 million in common stock to Aspire Capital over a term of 30 months, which provides flexibility to access capital on a cost-effective basis.
●	Increased total cash, cash equivalents, and restricted cash balances to $26.3 million.

Management Commentary

“We are seeing long-evolving projects come to fruition with two recent PB3 PowerBuoy® -related contracts with ACET and DeepStar,” said George H. Kirby, President and Chief Executive Officer of OPT.

“Our expanded sales footprint, coupled with our product and solution suite and cash balance, positions OPT to be able to deliver on anticipated market demand.”

Second Quarter Fiscal Year 2021 Financial Review

Revenue for the second quarter of fiscal year 2021 was $0.1 million compared to $0.2 million for the same period in the prior year. The decrease of $0.1 million was primarily due to lower revenue from a project with Enel Green Power (EGP), while the same period in the prior year included revenue from projects with Premier Oil and the U.S. Navy. The net loss for the second quarter of fiscal 2021 decreased by $0.2 million as compared to the second quarter of fiscal 2020, which was mainly attributable to decreased spending on product development costs.

Fiscal First Half 2021 Financial Review

Revenue for the first six months of fiscal year 2021 was $0.3 million compared to $0.4 million for the same period in the prior year. The decrease of $0.1 million was primarily due to lower revenue from projects with Premier Oil and the U.S. Navy, partially offset by higher revenue generated from the project with EGP in the current year. The net loss for the first six months of fiscal 2021 increased by $0.2 million as compared to the second quarter of fiscal 2020, which was mainly attributable to higher spending on selling, general, and administrative costs partly offset by decreased spending on product development costs.

Balance Sheet and Cash Flow

Total cash, cash equivalents, and restricted cash was $15.8 million as of October 31, 2020. Net cash used in operating activities decreased by $0.7 million during the first six months of fiscal 2021 to $5.7 million, as compared to the first six months of fiscal 2020. This decrease is mainly the result of lower cash spending on customer projects and product development costs in the current fiscal year period as compared to the same period in the prior fiscal year. On May 5, 2020, the Company received $0.9 million from the Paycheck Protection Program made available by the Coronavirus Aid, Relief and Economic Security Act, commonly referred to as the CARES Act.

Conference Call & Webcast

OPT will host a conference call and webcast to review its financial and operating results on Tuesday, December 8, 2020, at 11:00 A.M. Eastern Time. Interested parties may access the conference call by dialing 877-407-8291 (toll-free in the U.S.) or 201-689-8345 for international callers.

Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the Company’s website at https://www.oceanpowertechnologies.com/investor-relations.

A digital replay will be available by telephone approximately two hours after the completion of the call and until February 8, 2021. It can be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID#13694019. The archived webcast will also be available on the OPT website investor relations page.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the Company’s Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission. The Form 10-K may be accessed on www.sec.gov or the Company’s website in the Investor Relations section.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	October 31, 2020	April 30, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,244	$10,002
Restricted cash, short-term	384	707
Accounts receivable	-	105
Contract assets	97	251
Other current assets	1,129	588
Total current assets	16,854	11,653
Property and equipment, net	425	499
Right-of-use asset, net	1,060	1,165
Restricted cash, long-term	222	221
Total assets	$18,561	$13,538
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loan payable	$350	$-
Accounts payable	148	220
Accrued expenses	2,215	1,353
Contract liabilities, current portion	109	100
Right-of-use liability, current portion	244	229
Warrant liabilities	-	-
Paycheck protection program loan- current	396	-
Total current liabilities	3,462	1,902
Paycheck protection program loan, less current portion	495	-
Right-of-use liability, less current portion	954	1,078
Contract liabilities, less current portion	-	65
Total liabilities	4,911	3,045
Commitments and contingencies (Note 16)
Stockholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares,
none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 100,000,000 shares,
issued 24,153,554 and 12,939,420 shares, respectively	24	13
Treasury stock, at cost; 4,251 shares	(302)	(302)
Additional paid-in capital	240,648	231,101
Accumulated deficit	(226,545)	(220,136)
Accumulated other comprehensive loss	(175)	(183)
Total stockholders’ equity	13,650	10,493
Total liabilities and stockholders’ equity	$18,561	$13,538

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2020	2019	2020	2019

Revenues	$118	$204	$287	$406
Cost of revenues	216	288	550	655
Gross loss	(98)	(84)	(263)	(249)

Operating expenses:
Engineering and product development costs	1,063	1,309	2,315	2,507
Selling, general and administrative costs	1,841	1,838	3,828	3,534
Total operating expenses	2,904	3,147	6,143	6,041
Operating loss	(3,002)	(3,231)	(6,406)	(6,290)

Gain due to the change in fair value of warrant liabilities	-	-	-	6
Interest income, net	8	32	20	74
Other expense, net	(33)	-	(33)	-
Foreign exchange gain/(loss)	3	10	10	(4)
Net loss	$(3,024)	$(3,189)	$(6,409)	$(6,214)
Basic and diluted net loss per share	$(0.15)	$(0.51)	$(0.36)	$(1.01)
Weighted average shares used to compute basic and diluted net loss per share	20,090,000	6,259,255	17,883,666	6,150,061

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended October 31,
	2020	2019

Cash flows from operating activities:
Net loss	$(6,409)	$(6,214)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain)/loss	(10)	4
Depreciation of fixed assets	73	77
Amortization of right of use asset	105	96
Compensation expense related to stock option grants and restricted stock	223	168
Gain due to the change in fair value of warrant liabilities	-	(6)
Loss on disposal of property, plant and equipment	2	-
Changes in operating assets and liabilities:
Accounts receivable	105	(934)
Contract assets	154	(96)
Other assets	(499)	(6)
Accounts payable	(72)	(138)
Accrued expenses	812	(75)
Change in lease liability	(110)	(96)
Contract liabilities	(56)	802
Net cash used in operating activities	(5,682)	(6,418)
Cash flows from investing activities:
Purchase of property, plant and equipment	-	(41)
Net cash used in investing activities	-	(41)
Cash flows from financing activities:
Proceeds from Paycheck Protection Program Loan	890	-
Proceeds from loan payable	467	-
Payment of loan payable	(117)	-
Proceeds from issuance of common stock- Aspire financing net of issuance costs	3,241	-
Proceeds from issuance of common stock- AGP At The Market offering, net of issuance costs	6,094	746
Proceeds (costs) associated with exercise of pre-funded warrants	-	(18)
Acquisition of treasury stock	-	(1)
Net cash provided/ (used) by financing activities	10,575	727
Effect of exchange rate changes on cash, cash equivalents and restricted cash	27	(5)
Net increase/(decrease) in cash, cash equivalents and restricted cash	4,920	(5,737)
Cash, cash equivalents and restricted cash, beginning of period	10,930	17,159
Cash, cash equivalents and restricted cash, end of period	$15,850	$11,422